UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report: June 26, 2015

(Date of earliest event reported)

E*TRADE Financial Corporation

(Exact name of Registrant as Specified in its Charter)

Delaware	1-11921	94-2844166
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1271 Avenue of the Americas, 14th Floor, New York, New York 10020

(Address of Principal Executive Offices and Zip Code)

(646) 521-4300

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 26, 2015, E*TRADE Clearing LLC (“ETC” or “E*TRADE Clearing”), an indirect subsidiary of E*TRADE Financial Corporation (the “Company”), entered into a 364-day, $345 million Senior Unsecured Revolving Credit Facility (the “Credit Facility”) with a syndicate of banks, and with JPMorgan Chase Bank, N.A., as administrative agent. The Credit Facility will be used by ETC for short-term operational needs, including, among other things, funding clearing agency margin deposits. As of June 26, 2015, no amounts were outstanding under the Credit Facility.

The obligations under the Credit Facility are unsecured. The revolving loans under the Credit Facility will accrue interest at rates equal to, at the election of ETC, either the Federal Funds Rate (as defined in the Credit Facility) or Eurodollar Rate, plus a fixed margin of 2.25%. ETC will pay a commitment fee of 0.75% on the average daily unused portion of the Credit Facility. ETC may request increases in the aggregate amount of commitments under the Credit Facility in an aggregate amount not to exceed $155 million. The Credit Facility contains customary covenants, including financial maintenance covenants relating to ETC’s minimum consolidated tangible net worth and regulatory net capital ratio.

Item 7.01 Regulation FD Disclosure

The Company anticipates completing the move of E*TRADE Clearing from under the Company’s banking subsidiary, E*TRADE Bank, on July 1, 2015. In anticipation of this move, E*TRADE Bank recently contributed $150 million of capital to E*TRADE Clearing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E*TRADE FINANCIAL CORPORATION

Date: June 26, 2015	By:	/s/ Karl A. Roessner
	Name:	Karl A. Roessner
	Title:	Corporate Secretary